Exhibit 99.1

Pier 1 Imports, Inc. Reports Third Quarter Financial Results

FORT WORTH, Texas--(BUSINESS WIRE)--December 17, 2009--Pier 1 Imports, Inc. (NYSE:PIR) today reported financial results for the third quarter ended November 28, 2009.

Third Quarter Highlights

  Comparable store sales of 13.7%
  Merchandise margin improved to 56.6%
  Gross profit increased to 36.6%
  Operating income of $3 million compared to an operating loss of $35 million last year
  Income tax refund of $56 million expected during the fourth quarter
  Net income of $39 million or $0.37 per share
  Strong balance sheet following elimination of debt

Returning to Profitability

Alex W. Smith, President and Chief Executive Officer, said, “The results of this past quarter were very gratifying for all of us at Pier 1 Imports. Critical business metrics including traffic, conversion rate and average ticket improved throughout the quarter yielding strong positive comparable store sales. Excellent input margins and lower markdown activity generated the highest merchandise margins in over six years.

“As we move toward the conclusion of our holiday selling season and the remainder of our fiscal year, we expect to continue to generate positive comparable store sales and year-over-year improvements in merchandise margin. Supported by a multi-faceted marketing campaign, our sales growth has continued into December and our Christmas merchandise is selling well. Reduced markdown inventory levels and stronger pre-Christmas sell-through will put some pressure on our sales comparisons in January but will positively impact merchandise margin.

“As a result of the continuing support and cooperation of our landlords, we now plan to close fewer stores during the fourth quarter than previously reported. Looking ahead, we plan to increase our capital expenditures in fiscal 2011. We will focus on infrastructure investments that drive further efficiencies and upgrades to the store environment which will support comp store sales increases.

“With a strong balance sheet, a more cost effective real estate portfolio and improving trading metrics, we feel very confident about the overall health of our business as we head into the next fiscal year. I look forward to discussing our business and our general outlook for the rest of the year later this morning on our conference call.”

Third Quarter Results

The Company reported net income of $39 million, or $0.37 per share, for the third quarter, versus a net loss of $37 million, or $0.41 per share, for the same period last year. Without taking into account the effects of the unusual transactions and expenses that were recorded during the third quarter and are more thoroughly discussed below, net income would have been $2 million compared to a loss of $30 million last year. A reconciliation of net income is provided below. Operating income for the quarter was $3 million compared to a loss of $35 million last year. Total sales for the third quarter increased to $327 million from $301 million in the year-ago quarter. Comparable store sales during the quarter increased 13.7%.

Merchandise margins for the quarter were 56.6% of sales compared to 52.5% of sales in the same period last year. Merchandise margins improved as a direct result of strong initial mark-ups and significantly reduced clearance activity. Store occupancy costs were $65 million compared to $70 million last year. The decline was primarily the result of negotiated rental reductions as well as a lower overall store count. Gross profit as a percentage of sales was 36.6%, compared to 29.2% last year.

Third quarter selling, general and administrative expenses were $112 million compared to $115 million in the year-ago quarter. SG&A expenses consisted primarily of $20 million in marketing, $74 million in payroll, and $18 million in other G&A costs. Selling, general and administrative expenses included approximately $1 million in special charges relating primarily to lease terminations versus $7 million in special charges primarily related to store impairments during the same period last year.

Additionally, in accordance with applicable accounting guidance the Company’s third quarter results include the effect of recording a $56 million tax benefit as a result of recent changes in tax laws increasing the net operating loss carry-back period from two to five years. It is anticipated that the related tax refund will be received during the fourth quarter of fiscal 2010, and may be subject to future adjustment by the Internal Revenue Service.

Year to Date Results

Year to date the Company reported net income of $52 million, or $0.55 per share versus a net loss of $100 million, or $1.12 per share, for the same period last year. Operating results improved by $55 million to a loss of $39 million. Total sales for the first nine months declined to $895 million from $931 million in the year-ago period. Comparable store sales for the first nine months declined 0.6%.

Merchandise margins for the first nine months were 54.4% of sales compared to 51.0% of sales over the same period last year. Store occupancy costs were $200 million compared to $214 million last year. Gross profit as a percentage of sales was 32.0% compared to 28.1% last year.

Year to date selling, general and administrative expenses were $308 million compared to $332 million in the year-ago period. SG&A expenses consisted primarily of $43 million in marketing, $208 million in payroll, and $57 million in other G&A costs. Selling, general and administrative expenses included approximately $11 million in special charges versus $14 million during the same period last year.

Balance Sheet and Liquidity

As of the end of the third quarter, inventory was $340 million compared to $399 million at the end of the third quarter last year. Management believes that current inventory levels will meet shoppers’ demand throughout the holiday selling period and expects that it will have significantly less merchandise to liquidate in January.

Cash and cash equivalents at the end of the quarter were $75 million. In addition to available cash balances, the Company’s calculated borrowing base on its secured credit facility was $273 million, of which $147 million was available for use by the Company for working capital purposes. The Company did not utilize its secured credit facility during the third quarter for any purpose other than its customary letter of credit needs, which have continued to decline from last year. Including cash and available credit, the Company had total liquidity of $222 million as of the end of the third quarter. Management expects to continue to make decisions on merchandise purchases, expense planning, and capital expenditures that are in line with business results.

As previously reported, during the third quarter the Company completed the conversion of its 9% convertible notes. As a part of this transaction, the Company recorded additional expense of $18 million to record the amortization of upfront costs and debt discounts, and to record additional interest charges. Of these charges, $14 million were actual cash charges incurred during the period. In connection with these conversions, the Company issued approximately 24 million additional shares of its common stock. As of the end of the quarter, outstanding shares totaled 115,212,541 shares, net of shares held in treasury and the Company’s remaining long term debt totaled $35 million.

Real Estate Update

The Company ended the quarter with 1,059 Pier 1 Imports stores in North America. As a result of ongoing negotiations, the Company has now reached rental reduction agreements on approximately 32% of its stores that will result in total rental savings of approximately $10 million on a cash basis in fiscal 2010. When adjusted using straight line accounting methods, these agreements will reduce fiscal 2010 reported rental expense by $6 million. Cumulatively, these agreements are expected to reduce rental expense by $38 million, with over 77% of the cash savings being realized by the end of fiscal 2012. Year to date, the Company has closed 33 locations and expects to close 7 locations during January and February. The decision to close 40 stores rather than the 50 stores previously reported is the direct result of favorable rent reduction negotiations on those stores. As a result of lease terminations, the Company anticipates recording related charges of approximately $11 million during fiscal 2010, of which $10 million have been recorded in the first nine months of this fiscal year. The cash portion of store closing charges is partially offset by the liquidation of inventory in the closing stores.

President and CEO Employment Agreement Extension

On December 15, 2009, the Company executed a three-year renewal and extension of the employment agreement with its President and Chief Executive Officer, Alex Smith. A copy of the agreement has been filed with the SEC.

Chairman of the Board, Dr. Michael R. Ferrari said, “Since Alex’s arrival in February 2007, Pier 1 Imports has been on a path to return to profitability. His vision and leadership have guided our company through a challenging economic environment and he has made the tough decisions that have enabled us to emerge much stronger and better positioned to meet the changing needs of consumers. This extension of his employment agreement demonstrates our confidence in his ability to continue to lead this company as we look ahead to an even brighter future.”

Conference Call Information

The Company will host a conference call concerning third quarter results at 10:00 a.m. Central Time today. Investors will be able to connect to the call through the Company’s website at www.pier1.com. The conference call can be accessed by linking through to the “Investor Relations” page to the “Events” page, or you can listen to the conference call by calling 1-800-498-7872, or if international, 1-706-643-0435. The conference ID number is 44449421.

A replay will be available after 12:00 p.m. (Central Time) for a 24 hour period and the replay can be accessed by calling 1-800-642-1687, or if international, 1-706-645-9291 using the conference ID number 44449421.

Financial Disclosure Advisory

This release references net income adjusted to exclude unusual transactions and expenses that occurred during the third quarter, which is a non-GAAP financial measure. For comparative purposes the adjusted number for both the current and prior fiscal year is reconciled to reported net income below.

($millions)	3rd Qtr FY10	3rd Qtr FY09
Net income (loss), plus	$38.8	($36.9)
One time carry back tax benefit	(55.9)	-
Conversion of debt expenses	18.3	-
Other special charges	.9	6.7
Adjusted net income (loss)	$2.1	($30.2)

The Company believes that the non-GAAP financial measure included in this press release allows management and investors to understand and compare the Company’s operating results in a more consistent manner for the third quarter of fiscal 2010. These non-GAAP financial measures should be considered supplemental and not a substitute for the Company’s financial results that were recorded in accordance with generally accepted accounting principles for the periods presented.

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	Nov. 28,	Nov. 29,	Nov. 28,	Nov. 29,
	2009	2008	2009	2008

Net sales	$327,075	$300,906	$894,878	$931,420

Operating costs and expenses:
Cost of sales (including buying and
store occupancy costs)	207,215	213,015	608,616	669,788
Selling, general and administrative expenses	111,620	115,339	308,218	331,750
Depreciation and amortization	5,469	7,321	17,281	23,511
	324,304	335,675	934,115	1,025,049

Operating income (loss)	2,771	(34,769)	(39,237)	(93,629)

Nonoperating (income) and expenses:
Interest and investment income	(392)	(1,274)	(1,348)	(3,616)
Interest expense	16,041	3,804	21,986	11,105
Gain on retirement of debt	-	-	(49,654)	-
Other loss (income)	3,904	(632)	(6,946)	(1,920)
	19,553	1,898	(35,962)	5,569

Loss before income taxes	(16,782)	(36,667)	(3,275)	(99,198)
Income tax (benefit) provision	(55,595)	188	(55,622)	637

Net income (loss)	$38,813	($36,855)	$52,347	($99,835)

Income (loss) per share:
Basic and diluted	$0.37	($0.41)	$0.55	($1.12)

Average shares outstanding during period:
Basic and diluted	104,384	88,885	95,649	88,761

Pier 1 Imports, Inc.

CONSOLIDATED BALANCE SHEETS
(in thousands except per share amounts)
(unaudited)

	November 28,	February 28,	November 29,
	2009	2009	2008

ASSETS

Current assets:
Cash and cash equivalents, including temporary investments of $59,322, $142,523 and $105,897, respectively	$74,549	$155,798	$117,438
Accounts receivable, net	23,664	17,566	22,776
Inventories	339,599	316,331	398,724
Income tax receivable	56,915	2,149	2,788
Prepaid expenses and other current assets	42,929	41,883	46,099
Total current assets	537,656	533,727	587,825

Other properties, net	59,638	85,135	95,977
Other noncurrent assets	33,654	36,600	38,655
	$630,948	$655,462	$722,457

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$75,300	$80,695	$98,372
Gift cards and other deferred revenue	43,758	47,332	51,407
Accrued income taxes payable	4,750	4,434	5,123
Other accrued liabilities	117,289	101,350	113,445
Total current liabilities	241,097	233,811	268,347

Long-term debt	35,400	184,000	184,000
Other noncurrent liabilities	85,598	93,390	98,511

Shareholders' equity:
Common stock, $0.001 par, 500,000,000 shares authorized, 125,232,000 issued	125	101	101
Paid-in capital	269,539	214,004	224,792
Retained earnings	159,188	106,841	136,259
Cumulative other comprehensive income	457	(1,195)	(1,880)
Less -- 10,020,000, 10,905,000 and 11,661,000 common
shares in treasury, at cost, respectively	(160,456)	(175,490)	(187,673)
	268,853	144,261	171,599
	$630,948	$655,462	$722,457

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended
	November 28,	November 29,
	2009	2008

Cash flow from operating activities:
Net income (loss)	$52,347	$(99,835)
Adjustments to reconcile to net cash (used in) provided by operating activities:
Depreciation and amortization	25,048	33,643
Loss on disposal of fixed assets	202	94
Loss on impairment of fixed assets	-	4,606
Stock-based compensation expense	2,861	4,215
Deferred compensation	2,875	3,156
Lease termination expense	7,439	4,557
Amortization of deferred gains	(5,880)	(4,795)
Gain on retirement of convertible bonds	(49,654)	-
Charges related to the conversion of 9% Convertible Notes	18,307	-
Other	3,487	(1,509)
Changes in cash from:
Inventories	(23,268)	12,985
Accounts receivable, prepaid expenses and other current assets	(3,415)	(11,659)
Income taxes receivable	(54,766)	13,847
Accounts payable and accrued expenses	(4,824)	(28,697)
Accrued income taxes payable	316	(931)
Defined benefit plan liabilities	(1,754)	(89)
Make whole interest provision	(13,782)	-
Other noncurrent assets	(313)	291
Other noncurrent liabilities	(18)	(770)
Net cash used in operating activities	(44,792)	(70,891)

Cash flow from investing activities:
Capital expenditures	(3,229)	(11,326)
Proceeds from disposition of properties	717	102,455
Proceeds from sale of restricted investments	3,440	1,483
Purchase of restricted investments	(3,200)	(944)
Collection of notes receivable	1,500	1,500
Net cash (used in) provided by investing activities	(772)	93,168

Cash flow from financing activities:
Proceeds from stock options exercised, stock purchase plan and other, net	316	1,728
Retirement of convertible bonds	(31,593)	-
Debt issuance costs	(4,408)	-
Net cash (used in) provided by financing activities	(35,685)	1,728

Change in cash and cash equivalents	(81,249)	24,005
Cash and cash equivalents at beginning of period	155,798	93,433
Cash and cash equivalents at end of period	$74,549	$117,438

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400